Exhibit 17.1

RESIGNATION

March 12, 2007

Effective as of the Effective Time, as such term is defined in that certain Agreement and Plan of Merger, dated as of  March 12, 2007 by and among Redpoint Bio Corporation (“Redpoint”), on the one hand, and Robcor Properties, Inc., a Florida corporation (“Robcor”), Robcor Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of Robcor (“Merger Sub”), Robcor, LLC, a Kentucky limited liability company and wholly-owned subsidiary of Robcor and Halter Financial Investments, L.P., a Texas limited partnership, and Michael Heitz, as stockholders of Robcor, on the other hand, pursuant to which Merger Sub will merge with and into Redpoint (the “Merger”), I, the undersigned, hereby resign from any official position the undersigned holds with Robcor, as an officer or otherwise.

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IN WITNESS WHEREOF, the undersigned has executed this Resignation as of the date first set forth above.

/s/ Timothy P. Halter
Timothy P. Halter

SIGNATURE PAGE TO RESIGNATION